EXHIBIT 99

Corporate Communications
P. O. Box 388
Yazoo City, Mississippi 39194
(662) 746-4131

News Release

Contacts:	Keith Johnson, Investor Relations
Melinda Hood, Corp. Communications
Mississippi Chemical Corporation
(662) 746-4131
For further information please visit our
website @ www.misschem.com

MISSISSIPPI CHEMICAL REPORTS YEAR END AND FOURTH QUARTER RESULTS

     YAZOO CITY, Miss., August 20, 2001 - Mississippi Chemical Corporation (NYSE:GRO) today reported results for the fiscal year ended June 30, 2001. Net sales increased to $540.4 million from $485.2 million in the prior-year period. The company incurred a net loss of $36.9 million, or $1.41 per diluted share, before one-time non-cash charges of $58.4 million. This compares to a net loss of $23.7 million, or 91 cents per diluted share, for the fiscal year ended June 30, 2000. Operating loss was $46.8 million for the year, before one-time non-cash charges, compared to an operating loss of $19.6 million for the prior-year period. EBITDA (earnings before interest, taxes, depreciation and amortization) was $8.9 million compared to $29.5 million for fiscal 2000.

     For the fourth quarter ending June 30, 2001, net sales were $136.5 million compared to $151.2 million in the prior-year period. For the quarter, the company reported a net loss of $14.9 million, or 57 cents per diluted share, before a one-time non-cash charge of $58.4 million. This compares to a net loss of $2.9 million, or 11 cents per diluted share, in the prior-year quarter. Operating loss was $24.2 million for the quarter, before the one-time charge, compared to operating income of $2.8 million in the fourth quarter of fiscal 2000. EBITDA decreased to a negative $11.6 million, compared to a positive $13.9 million for the prior-year quarter.

     During the quarter, the company took a one-time non-cash charge of $58.4 million, or $2.23 per diluted share, related to a partial write-down of goodwill associated with the company's nitrogen production assets. The goodwill was recorded in connection with an acquisition made in December 1996. Including this one-time non-cash charge, results were a loss of $73.3 million, or $2.80 per diluted share, for the quarter, and $95.2 million, or $3.64 per diluted share, for the fiscal year.

     In announcing the results, Charles O. Dunn, president and chief executive officer, said, "This fiscal year was characterized by record high natural gas prices, which significantly increased U.S. nitrogen production costs. As a result, U.S. industry production was reduced by 23 percent during this fiscal year according to The Fertilizer Institute. The company's nitrogen plants were down at various times in the year resulting in $18.5 million of idle plant costs. Moreover, lower U.S. production combined with a strong dollar precipitated an influx of nitrogen imports from areas with low-cost natural gas. In the July 2000 to May 2001 time period, imports of solid urea and nitrogen solutions were up 60 percent and 150 percent, respectively.

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Mississippi Chemical / Page 2

     "While supply and demand appeared to be in balance going into the spring season, reduced consumption by U.S. farmers, due to bad weather and low farm commodity prices, created the worst spring in memory for the domestic fertilizer industry. During the fourth quarter, the company experienced a 24 percent decrease in tons sold of approximately 325,000 tons, compared to the same prior-year period, across all product groups.

     "In addition, the combination of lower domestic demand and increased imported nitrogen product caused a decline in prices during the spring season. Furthermore, a decline in global fertilizer demand intensified the drop in prices. Spot prices of ammonia and urea fell more than 30 percent and 50 percent, respectively, during the spring season. The negative impact of lower prices was accentuated by the fact that some of the tons sold in the fourth quarter were produced with high-cost natural gas in the third quarter when the decline in prices was not anticipated. All of these factors resulted in fourth quarter performance that was significantly below our expectations.

     "In response to this challenging environment, we have amended the company's revolving credit facility. The amendment will provide increased flexibility within the financial covenants, and the company believes it will remain in compliance with these new covenants.

     "Despite starting this fiscal year with an inventory overhang in the nitrogen industry, we are encouraged by the sharp decrease in natural gas prices since May and increased gas storage levels compared to last year. As we enter the fall season, nitrogen inventory levels will be determined by imports, domestic production decisions and fall demand for fertilizer. As always, fall demand levels will be impacted by weather conditions and farm income. The recent increase in corn prices has been an encouraging sign that the supply and demand balance may be improving for that crop. We will continue to operate our facilities based on customer commitments and the product price/natural gas price relationship."

Comparing fiscal year ended June 30, 2001, to the prior year:

Nitrogen
  The average domestic natural gas price for the nitrogen operations, including the effect of natural gas futures positions, increased 64 percent to $4.50 per MMBtu compared with the prior year. This significant increase in cost resulted in production curtailments at all of the company's domestic facilities. The company's total domestic ammonia production was down approximately 37 percent compared to fiscal 2000. To meet customer commitments and to support upgraded product production, the company purchased approximately 470,000 tons of ammonia in the open market. Natural gas makes up approximately 80 percent of the cost of ammonia and accounted for 65 percent of total nitrogen production costs in fiscal 2001.

  The weighted-average sales price for nitrogen products increased 51 percent from the prior year. The average selling price for ammonia, ammonium nitrate, urea and nitrogen solutions increased 46 percent, 31 percent, 55 percent, and 79 percent, respectively. Industry production curtailments due to unprecedented natural gas prices during the winter caused the increase in product prices compared to the prior-year time period. Prices for all products, as well as natural gas, reached high points during the winter and declined rapidly as the spring season progressed. Green Markets, a weekly industry publication, reported that the average monthly price for urea prills f.o.b. New Orleans dropped from $188 per short ton in January 2001 to $92 per short ton in June 2001. Ammonia prices at Tampa dropped from $210 per short ton in January to $134 per short ton in June.

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  Nitrogen sales volume decreased 16 percent from the prior year. Curtailed production due to high natural gas prices, and wet weather conditions during the third quarter, as well as, reduced demand and increased imports in the third and fourth quarter resulted in lower sales volume in all nitrogen products, except nitric acid, compared to the prior year. Sales volume for ammonia, ammonium nitrate, urea and nitrogen solutions decreased 6 percent, 19 percent, 15 percent and 32 percent, respectively.

  Operating loss for the nitrogen segment, before one-time charges, during fiscal 2001 was $28.0 million compared to $15.8 million in the prior year. The nitrogen operations incurred idle plant cost of $18.5 million during fiscal 2001.

Phosphates

  The average sales price for diammonium phosphate decreased 2 percent from the prior year, while sales volume decreased 6 percent.

  Operating loss for the phosphate segment was $17.4 million compared to an operating loss of $5.5 million in the prior year. The combination of higher ammonia prices with lower sales prices, sales volume and production levels compared to the prior year negatively impacted performance. Idle plant cost of $2.5 million was incurred during the fourth quarter.

Potash

  Natural gas and electricity costs were approximately $7.7 million higher in fiscal 2001 than the prior-year period.

  Potash sales volume decreased 20 percent, while the average sales price increased 3 percent compared to the prior-year period. Lower sales volume was due to market conditions and reduced export volume primarily during the first nine months of fiscal 2001. Production volume, while lower than expected, was approximately 16,000 tons higher than fiscal 2000.

  Operating loss for the potash segment was $2.9 million compared to operating income of $4.0 million in the prior year. Higher energy costs, combined with lower than expected ore grade during the year, negatively impacted performance.

Consolidated Results

     Other operating expense, on a consolidated basis, was $21.5 million compared to $4.7 million in the prior year. The increase was due to additional idle plant costs incurred during fiscal 2001. Various nitrogen plants and the phosphate plant were idled at different times in the current fiscal year due to market conditions.

     Selling, general and administrative expenses decreased $3.0 million to $31.4 million as the result of reduced staffing levels and cost cutting efforts by the company. These cost-cutting efforts were partially offset by approximately $1.0 million of one-time charges related to early retirement and reductions in force that occurred during fiscal 2001.

     For the fiscal year, consolidated interest expense was $28.7 million, an increase of $1.6 million from the $27.1 million of interest expense in the fiscal year ending June 30, 2000. This increase was due to higher average interest rates paid and higher average debt levels under our revolving credit facility.

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Mississippi Chemical / Page 4

Comparing the fourth fiscal quarter ended June 30, 2001, to the prior-year quarter:

Nitrogen

  The average domestic natural gas price for the nitrogen operations, including the effect of natural gas futures positions recognized during the quarter, was $4.77 per MMBtu, an increase of 47 percent from the prior-year quarter.

  Total nitrogen sales volume decreased 26 percent while the weighted-average selling price increased 27 percent compared to the prior year. On a sequential basis the weighted-average nitrogen price decreased by 18 percent from the third quarter.

  Ammonia - Sales volume decreased 19 percent, while the average selling price increased 2 percent. Reduced production at our domestic facilities due to high natural gas prices in the quarter reduced the amount of product available for sale. The company operated its domestic ammonia plants at approximately 54 percent of capacity during the quarter. To meet customer commitments and to offset lost production, the company purchased approximately 67,000 tons of ammonia in the open market.

  Ammonium Nitrate - For the quarter, ammonium nitrate sales volume decreased 37 percent, while the average selling price increased 41 percent. Weather conditions and planting decisions by farmers negatively impacted demand for ammonium nitrate during the quarter. The company's ammonium nitrate operations ran at 49 percent of capacity for the quarter.

  Urea - Sales volume decreased 43 percent, while the average selling price increased 48 percent compared to the prior-year period. Lower production rates due to the natural gas price/product price relationship reduced product available for sale during the quarter. In addition, no granular urea was sold while the prior-year period included approximately 49,000 tons of granular urea sales. Increased urea imports and reduced demand negatively impacted market prices for prilled urea during the quarter compared to prices in the third fiscal quarter. Even though spot agricultural prices fell during the quarter, the company's average selling prices increased as a result of contract sales into the industrial market and reduced volume into the agricultural market. The company's prilled urea facility operated at 69 percent of capacity while the granular urea plant at Faustina, La., did not operate during the quarter.

  Nitrogen Solutions - Sales volume decreased 14 percent during the quarter, while the average selling price increased 68 percent. Lower sales volume can be attributed to reduced corn acres in the southeast United States, a dramatic increase in imports and some product mix changes by farmers. The price increase over the prior year is the result of two factors. First, prices were positively impacted by the high cost of natural gas and its anticipated effect on production levels during fiscal 2001. In addition, during the prior-year period, prices were lower than prevailing market prices because some tons were sold at price levels agreed to in the first half of fiscal 2000. The company operated nitrogen solutions production at 57 percent of capacity during the quarter.

  Operating loss for the nitrogen segment in the fourth fiscal quarter, before one-time non-cash charges, was $15.4 million compared to operating income of $6.4 million in the prior-year period. Higher natural gas costs, idle plant cost of $5.9 million and reduced sales volume offset the effect of higher nitrogen prices resulting in lower performance from the nitrogen operations.

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Phosphates
  Sales volume decreased 29 percent, while the average sales price decreased 2 percent, compared to the prior-year period. Lower demand in both the domestic and export markets reduced tons sold during the quarter. The plant was shut down during May in order to match production to market conditions. Plant operations resumed in June. The facility operated at 44 percent of capacity during the quarter.

  Operating loss for the phosphate segment was $8.9 million during the quarter compared to an operating loss of $2.6 million in the prior-year period. A combination of higher ammonia cost, idle plant cost of $2.5 million and low production levels negatively impacted performance during the quarter.

Potash
  Natural gas and electricity costs were approximately $1.8 million higher than the prior-year period.

  The average potash price increased 2 percent compared to the prior-year period. While volume was down only 2 percent compared to the prior-year period, expectations were greater based on the anticipation of carryover demand from the third fiscal quarter, which did not materialize due to lower demand by farmers.

  Operating income for the potash segment was essentially breakeven for the fourth quarter in both fiscal
  001 and 2000. Lower spending in other areas offset higher energy cost during the quarter.

Consolidated Results

     Other operating expense on a consolidated basis was $8.5 million compared to $2.0 million in the same prior-year period. This increase was due to additional idle plant costs incurred during the quarter. Due to market conditions, nitrogen operations were curtailed in Donaldsonville, La., and Yazoo City, Miss., at various times throughout the quarter. The granular urea unit in Faustina, La., was down for the entire period. In addition, phosphate production was shut down during May at the Pascagoula, Miss., facility.

     For the quarter, consolidated interest expense was $7.4 million compared to $7.3 million in the quarter ending June 30, 2000.

     Selling, general and administrative expense decreased by $1.2 million, or 13 percent, to $7.9 million due to reduced staffing levels and cost-cutting efforts by the company.

     The amendment to the company's revolving credit facility will be filed by Tuesday, August 21 on form 8-K with the Securities and Exchange Commission. This filing will be available shortly thereafter via the internet at www.sec.gov.

Conference Call

     Mississippi Chemical Corporation will conduct a conference call on Monday, Aug. 20, 2001, at 10 a.m. Eastern Time. This call will be available live via the Internet at www.misschem.com.   Please allow time prior to the call to download and install any necessary audio software.

     Mississippi Chemical Corporation, through its wholly owned subsidiaries, produces and markets all three primary crop nutrients. Nitrogen, phosphorus and potassium-based products are produced at facilities in Mississippi, Louisiana and New Mexico, and through a joint venture in The Republic of Trinidad and Tobago.

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Mississippi Chemical / Page 6

Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward-looking statements rely on a number of assumptions concerning future events and other uncertainties that are beyond the company's ability to control. Readers are cautioned that actual results may differ materially from the forward-looking statements. The company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, which is on file with the Securities and Exchange Commission, identifies important factors which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, (i) changes in matters which affect the global supply and demand of fertilizer products, (ii) the volatility of the natural gas market, (iii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (iv) the availability and cost of capital, (v) possible unscheduled plant outages and other operating difficulties, (vi) price competition and capacity expansions and reductions from both domestic and international competitors, (vii) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (viii) the relative unpredictability of international and local economic conditions, (ix) the relative value of theU.S. dollar, and (x) environmental regulations.

(Tables to follow)

(Tables to Follow)

(Tables to Follow)

MISSISSIPPI CHEMICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In thousands)

| | Twelve Months Ended June 30, 2001 | Twelve Months Ended June 30, 2000 |
|---|---|---|
| Cash flows from operating activities: | | |
| Net loss | $ (95,249) | $ (23,664) |
| Reconciliation of net loss to net cash used in operating activities: | | |
| Net change in operating assets and liabilities | (7,847) | (2,302) |
| Loss on goodwill impairment | 58,398 | - |
| Depreciation, depletion and amortization | 46,656 | 47,113 |
| Deferred loss on hedging activities, net of tax | (5,808) | - |
| Deferred income taxes | (33,432) | (15,437) |
| Equity earnings in unconsolidated affiliates | (8,167) | (12,848) |
| Other | (2,755) | 792 |
| Net cash used in operating activities | (48,204) | (6,346) |
| Cash flows from investing activities: | | |
| Purchases of property, plant and equipment | (15,369) | (20,965) |
| Proceeds from sale of assets | 16,788 | 1,613 |
| Other | 1,250 | 6,809 |
| Net cash provided by (used in) investing activities | 2,669 | (12,543) |
| Cash flows from financing activities: | | |
| Debt proceeds | 433,316 | 381,117 |
| Debt payments | (377,390) | (356,720) |
| Cash dividends paid | (784) | (4,966) |
| Net cash provided by financing activities | 55,142 | 19,431 |
| Net increase in cash and cash equivalents | 9,607 | 542 |
| Cash and cash equivalents-beginning of period | 2,190 | 1,648 |
| Cash and cash equivalents-end of period | $ 11,797 | $ 2,190 |

(Tables to Follow)

Following are summaries of the Company's results by product categories:

| | Three months ended Jun. 30, 2001 | Three months ended Jun. 30, 2000 | Twelve months ended Jun. 30, 2001 | Twelve months ended Jun. 30, 2000 |
|---|---|---|---|---|
| | (in thousands) | | (in thousands) | |
| Net sales: | | | | |
| Nitrogen | $ 98,937 | $ 105,500 | $ 369,450 | $ 290,613 |
| DAP | 17,886 | 25,701 | 95,252 | 103,458 |
| Potash | 19,498 | 19,510 | 74,305 | 89,766 |
| Other | 200 | 518 | 1,394 | 1,362 |
| | $ 136,521 | $ 151,229 | $ 540,401 | $ 485,199 |

| | Three months ended Jun. 30, 2001 | Three months ended Jun. 30, 2000 | Twelve months ended Jun. 30, 2001 | Twelve months ended Jun. 30, 2000 |
|---|---|---|---|---|
| Tons sold: | (in thousands) | | (in thousands) | |
| Nitrogen | | | | |
| Ammonia | 219 | 270 | 891 | 949 |
| Ammonium nitrate | 166 | 261 | 598 | 740 |
| Urea | 112 | 195 | 494 | 582 |
| Nitrogen solutions | 182 | 212 | 452 | 663 |
| Nitric acid | 17 | 7 | 63 | 40 |
| Total Nitrogen | 696 | 945 | 2,498 | 2,974 |
| DAP | 145 | 205 | 716 | 762 |
| Potash | 208 | 212 | 811 | 1,012 |

| | Three months ended Jun. 30, 2001 | Three months ended Jun. 30, 2000 | Twelve months ended Jun. 30, 2001 | Twelve months ended Jun. 30, 2000 |
|---|---|---|---|---|
| Average sales price per ton: | | | | |
| Nitrogen | $142 | $112 | $148 | $98 |
| DAP | $123 | $126 | $133 | $136 |
| Potash | $94 | $92 | $92 | $89 |

| *Before one-time charges* | Three months ended Jun. 30, 2001 | Three months ended Jun. 30, 2000 | Twelve months ended Jun. 30, 2001 | Twelve months ended Jun. 30, 2000 |
|---|---|---|---|---|
| Operating (loss) income: | (in thousands) | | (in thousands) | |
| Nitrogen | $ (15,442) | $ 6,373 | $ (28,018) | $ (15,828) |
| Phosphates | (8,941) | (2,607) | (17,436) | (5,541) |
| Potash | (1) | 18 | (2,876) | 4,037 |
| Other | 182 | (1,023) | 1,575 | (2,292) |
| | $ (24,202) | $ 2,761 | $ (46,755) | $ (19,624) |

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